Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Westmoreland Coal Company:
We consent to the incorporation by reference in the Registration Statement (Form S-8 333-00000), pertaining to the Employees’ Savings Plan of Westmoreland Coal Company of our reports dated March 12, 2010, with respect to the consolidated financial statements and schedule of Westmoreland Coal Company included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Westmoreland Coal Company filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Denver, Colorado
April 29, 2010